Exclusive Patent and Know-How Final License Agreement	Confidential

Exhibit 10.6
Exclusive Patent and Know-How Final License Agreement dated as of May 24, 2006 between the Energy and Environmental Research Center Foundation and Advanced Biomass Gasification Technologies, Inc.

ENERGY & ENVIRONMENTAL RESEARCH CENTER FOUNDATION

EXCLUSIVE PATENT AND KNOW-HOW LICENSE AGREEMENT

ON SMALL BIOMASS GASIFICATION

Exclusive Patent and Know-How Final License Agreement	Confidential

TABLE OF CONTENTS

RECITALS	3
1. Definitions	4
2. Grant of Rights	7
3. LICENSEE Diligence Obligations	9
4. Royalties and Payment Terms	11
5. Reports and Records	13
6. Patent Prosecution	15
7. Infringement	16
8. Indemnification and Insurance	18
9. No Representations or Warranties	20
10. Assignment	20
11. General Compliance with Laws	21
12. Termination	22
13. Dispute Resolution	23
14. Miscellaneous	25
APPENDIX A	28
APPENDIX B	32

Exclusive Patent and Know-How Final License Agreement	Confidential

This Agreement, effective as of the date set forth above the signatures of the parties below (the “EFFECTIVE DATE”), is between the Energy & Environmental Research Center Foundation (“LICENSOR”), a nonprofit foundation incorporated under the laws of North Dakota, EERC Foundation, 15 North 23rd Street, PO Box 9018, Grand Forks, ND 58202-9018, and Advanced Biomass Gasification Technologies, Inc. (ABGT* ), a wholly owned subsidiary of UTEK Corporation (“LICENSEE”), a Florida corporation, with a principal place of business at 202 South Wheeler Street, Plant City, Florida 33563.

RECITALS

WHEREAS, LICENSOR is the owner by assignment, subject to North Dakota statutory law and policies of the University of North Dakota (“UND”), of certain INTELLECTUAL PROPERTY (as later defined herein) relating to LICENSOR Case Nos. IP 05-020, “Biomass Gasification System”; IP 06-004, “Method and Apparatus for Supply of Low-Btu Gas to an Engine Generator”; and IP 06-005, “Wet Solids Removal and Separation System from a Gasifier,” all developed by the University of North Dakota Energy & Environmental Research Center (“EERC”), a nonprofit department of UND, and LICENSOR has the right to grant licenses under said INTELLECTUAL PROPERTY;

WHEREAS, LICENSOR desires to have the INTELLECTUAL PROPERTY developed and commercialized to benefit the public and is willing to grant a license thereunder;

WHEREAS, LICENSEE has represented to LICENSOR, to induce LICENSOR to enter into this Agreement, that LICENSEE shall commit itself to a thorough, vigorous, and diligent program of exploiting the INTELLECTUAL PROPERTY so that public utilization shall result therefrom; and

* ABGT intends to be acquired within 30 days of consummating this license agreement. All terms would remain in effect on the acquiring company after the acquisition is complete. This Draft License Agreement is for discussion purposes only and in no way binds either party to any term presented herein unless and until agreed to under a fully executed agreement.

Exclusive Patent and Know-How Final License Agreement	Confidential

WHEREAS, LICENSEE desires to obtain a license under the INTELLECTUAL PROPERTY upon the terms and conditions hereinafter set forth.

WHEREAS, both the LICENSOR and LICENSEE understand and approve the pending acquisition of the LICENSEE by a third party within thirty (30) days of the EFFECTIVE DATE of this Agreement. All rights and obligations will remain the same after the acquisition is completed.

NOW, THEREFORE, LICENSOR and LICENSEE hereby agree as follows.

1. DEFINITIONS.

1.1 “ASSOCIATE ” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that either controls or is controlled by LICENSEE. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2 “EXCLUSIVE PERIOD” shall mean the period of time set forth in Section 2.5.

1.3 “FIELD” shall mean Lignin and Biomass Feedstock Gasification in Imbert gasifiers of up to 10 megawatt thermal.

1.4 “LICENSED PRODUCT” shall mean any service, product, or part thereof that:
(i) Absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or
(ii) Is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS; or
(iii) Uses TECHNICAL INFORMATION.

Exclusive Patent and Know-How Final License Agreement	Confidential

1.5 “LICENSED PROCESS” shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS, or which uses TECHNICAL INFORMATION, or which uses a LICENSED PRODUCT.

1.6 “NET SALES” shall mean the gross amount billed by LICENSEE and its ASSOCIATE S and SUBLICENSEES for LICENSED PRODUCTS and LICENSED PROCESSES, less the following:
(i) Customary trade, quantity, or cash discounts to the extent actually allowed and taken;
(ii) Amounts repaid or credited by reason of rejection or return;
(iii) To the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of LICENSEE; and
(iv) Outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by LICENSEE, or distributed for noncash consideration (whether or not at a discount), NET SALES shall be calculated based on the nondiscounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS.

Nonmonetary consideration shall not be accepted by LICENSEE, any ASSOCIATE , or any SUBLICENSEE for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of LICENSOR.

Exclusive Patent and Know-How Final License Agreement	Confidential

1.7 “NET SAVINGS” shall mean the net amount saved by a customer of the LICENSEE and its ASSOCIATE S and SUBLICENSEES if electricity or fuel cost or waste disposal cost have been reduced by use of LICENSED PRODUCTS and LICENSED PROCESSES.

1.8 “INTELLECTUAL PROPERTY” shall mean any of the PATENT RIGHTS, TECHNICAL INFORMATION, and IMPROVEMENTS.

1.9 “PATENT RIGHTS” shall mean all patents and patent applications, all divisions, substitutions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, together with any foreign counterpart thereof and patents issuing thereon derived from or claiming the priority of the U.S. provisional patent applications listed on Appendix A.

1.10 “TECHNICAL INFORMATION” shall mean all unpublished research and development information, unpatented inventions, know-how, trade secrets, technical data, software, financial data, agreements, and marketing information related to suppliers, contractors, and customers and in the possession of the LICENSOR at the EFFECTIVE DATE of this Agreement that are reasonably necessary to produce LICENSED PRODUCTS and that the LICENSOR has the right to provide to the LICENSEE listed in Appendix A. TECHNICAL INFORMATION is considered confidential if it qualifies as confidential under the open records laws of the state of North Dakota. North Dakota law provides that trade secret, proprietary, commercial, and financial information is confidential if it is of a privileged nature and has not been previously publicly disclosed.

1.11 “IMPROVEMENTS” shall mean any patented modification of a device, method, or product described in the PATENT RIGHTS, provided such a modification, if unlicensed, would infringe one or more claims of the issued PATENT RIGHTS.

1.12 “REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.13 “SUBLICENSE INCOME” shall mean any payments that LICENSEE or an ASSOCIATE receives from a SUBLICENSEE in consideration of the sublicense of the rights granted LICENSEE and ASSOCIATE S under Section 2.1, including without limitation license fees, milestone payments, license maintenance fees, and other payments, but specifically excluding royalties on NET SALES.

Exclusive Patent and Know-How Final License Agreement	Confidential

1.14 “SUBLICENSEE” shall mean any non-ASSOCIATE sublicensee of the rights granted LICENSEE under Section 2.1.

1.15 “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the longer of 20 years or the life of the INTELLECTUAL PROPERTY.

1.16 “TERRITORY” shall mean worldwide.

2. GRANT OF RIGHTS.

2.1 License Grants. Subject to the terms of this Agreement, LICENSOR hereby grants to LICENSEE and its ASSOCIATE S for the TERM a royalty-bearing license under the INTELLECTUAL PROPERTY to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

2.2 Disclosure of Technical Information to LICENSEE. LICENSOR, within ninety (90) days after the EFFECTIVE DATE of this Agreement, will make available to LICENSEE for its use TECHNICAL INFORMATION. LICENSOR agrees to disclose to LICENSEE, upon execution of this Agreement, LICENSOR’s pending U.S. patent applications identified in Appendix A of this Agreement.

2.3 Confidentiality of Technical Information. LICENSEE will not disclose any confidential TECHNICAL INFORMATION furnished by LICENSOR pursuant to Section 2.2 above to third parties during the term of this Agreement, or any time thereafter, provided, however, that disclosure may be made of any such TECHNICAL INFORMATION at any time 1) with the prior written consent of LICENSOR or 2) to the extent necessary to purchasers of LICENSEE’s products or services or 3) is part of a sublicense or 4) after it has become public through no fault of LICENSEE or purchasers of LICENSEE’s products or services. To the extent that any such TECHNICAL INFORMATION is disclosed to ASSOCIATE S, SUBLICENSEE, or purchasers of LICENSEE’s products or services, LICENSEE will impose the obligations contained in this Article on all such parties and inform the LICENSOR of the disclosure.

Exclusive Patent and Know-How Final License Agreement	Confidential

2.4 Term of Use of Technical Information. LICENSEE will not use any TECHNICAL INFORMATION furnished by LICENSOR other than for providing LICENSED PRODUCTS or LICENSED PROCESSES and only during the EXCLUSIVE PERIOD of this Agreement, provided, however, that other use of such TECHNICAL INFORMATION may be made 1) with the prior written consent of LICENSOR or 2) after it has become public through no fault of LICENSEE, ASSOCIATE S, SUBLICENSEE, or purchasers of LICENSEE’s products or services.

2.5 Exclusivity. In order to establish an exclusive period for LICENSEE, LICENSOR agrees that it shall not grant any other license to make, have made, use, sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform LICENSED PROCESSES in the FIELD in the TERRITORY during the period of time commencing on the EFFECTIVE DATE and terminating after 2012. Thereafter, exclusivity will automatically be renewed for the following year on a country-by-country basis if the royalty payments from that country reach at least fifty thousand dollars ($50,000) on an annual basis. For example, if in the year 2012 at least fifty thousand dollars ($50,000) in royalty payments were generated, the exclusive license will continue for that country for the following year, 2013. Otherwise, the license granted hereunder shall become nonexclusive and shall extend to the end of the TERM, unless sooner terminated as provided in this Agreement.

2.6 Sublicenses. LICENSEE shall have the right to grant sublicenses of its rights under Sections 2.1-2.5 only during the EXCLUSIVE PERIOD. Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD. LICENSEE shall incorporate terms and conditions into its sublicense agreements sufficient to enable LICENSEE to comply with this Agreement. LICENSEE shall promptly furnish LICENSOR with a fully signed photocopy of any sublicense agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from LICENSOR. LICENSOR agrees to negotiate such licenses in good faith under reasonable terms and conditions.

Exclusive Patent and Know-How Final License Agreement	Confidential

2.7 U.S. Manufacturing. LICENSEE agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States. LICENSEE agrees to use commercially reasonable efforts to utilize the EERC and its partners in North Dakota.

2.8 Retained Rights.
(a)  LICENSOR. LICENSOR retains the right for the EERC to practice under the INTELLECTUAL PROPERTY for research, development, teaching, and educational purposes.

(b)  Federal Government. LICENSEE acknowledges that the U.S. federal government retains a royalty-free, nonexclusive, nontransferable license to practice any government-funded invention claimed under the INTELLECTUAL PROPERTY as set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.9 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology or patent rights of LICENSOR or any other entity other than the INTELLECTUAL PROPERTY, regardless of whether such technology or patent rights shall be dominant or subordinate to any INTELLECTUAL PROPERTY.

3. LICENSEE DILIGENCE OBLIGATIONS.

3.1 Diligence Requirements. LICENSEE shall use diligent efforts, and shall cause its ASSOCIATE S and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, LICENSEE or its ASSOCIATE S or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, LICENSEE or ASSOCIATE or SUBLICENSEE shall fulfill the following obligations:

Exclusive Patent and Know-How Final License Agreement	Confidential

(a)  At the EFFECTIVE DATE, LICENSEE shall enter an agreement with the EERC in order to demonstrate the LICENSED PRODUCT, specifying to LICENSOR the number of staff and other resources to be devoted to such commercialization effort.

(b)  Within sixty (60) days after December 31 and after June 30, there will be a semiannual face-to-face meeting between representatives from the LICENSEE and the LICENSOR to discuss progress and commercialization plans during the first three (3) years after the EFFECTIVE DATE. Thereafter, such a meeting will be held annually within sixty (60) days after the end of each calendar year.

(c) LICENSEE will contract with the EERC exclusively for research, development, and demonstration on the Biomass Gasification System for a period of at least thirty-six (36) months after the EFFECTIVE DATE.

(d) LICENSEE shall complete long-term testing at the pilot stage by December 31, 2008.

(e) LICENSEE shall make a first commercial sale of a LICENSED PRODUCT on or before June 30, 2009.

(f) LICENSEE shall make NET SALES according to the following schedule:
2009	$500,000;
2010	$2,000,000;
2011 and each year thereafter	$5,000,000.

(g) LICENSEE consults with the EERC or an agreed-upon third party that verifies technical conformance of the installation with the technology. There is a minimum requirement for consulting after the completion of every new design and prior to start-up of a new installation.

Exclusive Patent and Know-How Final License Agreement	Confidential

In the event that LICENSOR determines that LICENSEE (or an ASSOCIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section 3.1, then LICENSOR may treat such failure as a material breach in accordance with Section 12.3(b).

4. ROYALTIES AND PAYMENT TERMS.

4.1 Consideration for Grant of Rights.

(a)  License Issue Fee and Patent Cost Reimbursement. LICENSEE shall pay to LICENSOR on the EFFECTIVE DATE a license issue fee of fifty thousand dollars ($50,000).

(b)  License Maintenance Fees. LICENSEE shall pay to LICENSOR the following license maintenance fees on the dates set forth below:

[January 1, 2007]	[$ 10,000]
[January 1, 2008]	[$ 10,000]
[January 1, 2009]	[$ 25,000]
[January 1, 2010]	[$ 50,000]
[and each January 1 of
every year thereafter]	[$100,000]

This annual license maintenance fee is nonrefundable; however, the running royalties due on NET SALES paid during the previous 12-month period, if any, may be credited to the license maintenance fee. License maintenance fees paid in excess of running royalties due in such 12-month period shall not be creditable to amounts due for future years.

(c)  Running Royalties. LICENSEE shall pay to LICENSOR a running royalty of two percent (2.0%) on NET SALES of equipment by LICENSEE, ASSOCIATES and SUBLICENSEES, one quarter of one percent (1/4% or 0.25%) on NET SALES or NET SAVINGS of electricity and/or fuel by customer of LICENSEE and ASSOCIATES, and four percent (4.0%) on NET SALES of service fee income by LICENSEE and ASSOCIATES. Running royalties shall be payable for each REPORTING PERIOD and shall be due to LICENSOR within sixty (60) days of the end of each REPORTING PERIOD.

Exclusive Patent and Know-How Final License Agreement	Confidential

(d)  Sharing of SUBLICENSE INCOME. LICENSEE shall pay LICENSOR a total of thirty-five percent (35%) of all SUBLICENSE INCOME received by LICENSEE or ASSOCIATES, excluding running royalties on NET SALES of equipment of SUBLICENSEES. If LICENSOR brings a SUBLICENSEE to LICENSEE, then LICENSEE shall pay LICENSOR fifty percent (50%) of all SUBLICENSE INCOME received by LICENSEE or ASSOCIATES, excluding running royalties on NET SALES of equipment of SUBLICENSEES. Such amount shall be payable for each REPORTING PERIOD and shall be due to LICENSOR within sixty (60) days of the end of each REPORTING PERIOD.

(e) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

4.2 Payments.

(a)  Method of Payment. All payments under this Agreement should be made payable to “Energy & Environmental Research Center Foundation” and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b)  Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

Exclusive Patent and Know-How Final License Agreement	Confidential

(c)  Late Payments. Any payments by LICENSEE that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent equal to the lesser of the maximum permitted by law or five percentage points (5%) above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5. REPORTS AND RECORDS.

5.1 Frequency of Reports.

(a) Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, LICENSEE shall deliver semiannual reports to LICENSOR, within sixty (60) days after December 31 and after June 30, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2, and the future commercial development and marketing activities on a client base.

(b) Upon First Commercial Sale of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS. LICENSEE shall report to LICENSOR the date of first commercial sale of a LICENSED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within sixty (60) days of occurrence in each country.

(c) After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, LICENSEE shall deliver reports to LICENSOR within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

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5.2  Content of Reports and Payments. Each report delivered by LICENSEE to LICENSOR shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i) The number of LICENSED PRODUCTS sold, leased, or distributed by LICENSEE, its ASSOCIATES, and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by LICENSEE, its ASSOCIATES, and SUBLICENSEES in the provision of services in each country;

(ii) A description of LICENSED PROCESSES performed by LICENSEE, its ASSOCIATES, and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iii) The gross price charged by LICENSEE, its ASSOCIATES, and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by LICENSEE, its ASSOCIATES, and SUBLICENSEES in each country;

(iv) Calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(v) Total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(vi) The amount of SUBLICENSE INCOME received by LICENSEE from each SUBLICENSEE and the amount due to LICENSOR from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(vii) The number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS, and/or LICENSED PROCESSES.

Exclusive Patent and Know-How Final License Agreement	Confidential

If no amounts are due to LICENSOR for any REPORTING PERIOD, the report shall so state and give a forecast which amounts are expected.

5.3 Financial Statements. On or before the ninetieth (90th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide LICENSOR with LICENSEE’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by LICENSEE’s treasurer or chief financial officer or by an independent auditor.

5.4 Records. LICENSEE shall maintain, and shall cause its ASSOCIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to LICENSOR in relation to this Agreement, which records shall contain sufficient information to permit LICENSOR to confirm the accuracy of any reports delivered to LICENSOR and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time LICENSOR, or LICENSOR’s appointed agents, shall have the right, at LICENSOR’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), LICENSEE shall bear the full cost of such audit and shall remit any amounts due to LICENSOR within thirty (30) days of receiving notice thereof from LICENSOR.

6. PATENT PROSECUTION.

6.1 Responsibility for PATENT RIGHTS. LICENSOR shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. LICENSEE shall have reasonable opportunities to advise LICENSOR and shall cooperate with LICENSOR in such filing, prosecution, and maintenance.

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6.2 International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of LICENSEE and LICENSOR.

6.3 Payment of Expenses. Payment of all fees and costs, including attorneys fees, relating to the filing, prosecution, and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE after the EFFECTIVE DATE. LICENSEE shall reimburse all amounts due pursuant to this Section within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, LICENSOR shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7. INFRINGEMENT.

7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

7.2 Right to Prosecute Infringements.

(a) LICENSEE Right to Prosecute. So long as LICENSEE remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, LICENSEE, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, LICENSOR shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that LICENSEE shall hold LICENSOR harmless from, and indemnify LICENSOR against, any costs, expenses, or liability that LICENSOR incurs in connection with such action.
Prior to commencing any such action, LICENSEE shall consult with LICENSOR and shall consider the views of LICENSOR regarding the advisability of the proposed action and its effect on the public interest. LICENSEE shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of LICENSOR.

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(b) LICENSOR Right to Prosecute. In the event that LICENSEE is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after LICENSEE first becomes aware of the basis for such action, LICENSOR shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to LICENSOR.

7.3 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against LICENSOR or LICENSEE by a third party alleging invalidity, unenforceability, or noninfringement of the PATENT RIGHTS, LICENSOR, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If LICENSOR does not exercise this right, LICENSEE may take over the sole defense of the action at LICENSEE’s sole expense, subject to Sections 7.4 and 7.5.

7.4 Offsets. LICENSEE may offset a total of fifty percent (50%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to LICENSOR under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD.

7.5 Recovery. Any recovery obtained in an action brought by LICENSEE under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses excluding attorney fees incurred in the action (including the amount of any royalty or other payments withheld from LICENSOR as described in Section 7.4); (ii) as to ordinary damages reduced by any attorney fees and expenses in (i) above, LICENSEE shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and LICENSEE shall pay to LICENSOR based upon such amount a reasonable approximation of the royalties and other amounts that LICENSEE would have paid to LICENSOR if LICENSEE had sold the infringing products, processes, and services rather than the infringer; and (iii) as to any other damages including special or punitive damages, the parties shall share equally in any award.

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7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.7 Right to Sublicense. So long as LICENSEE remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, LICENSEE shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any up-front fees as part of such sublicense shall be shared equally between LICENSEE and LICENSOR; other revenues to LICENSEE pursuant to such sublicense shall be treated as set forth in Article 4.

8. INDEMNIFICATION AND INSURANCE.

8.1 Indemnification.

(a)  Indemnity. LICENSEE shall indemnify, defend, and hold harmless LICENSOR, the EERC, and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs, and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorney fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands, or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement.

(b)  Procedures. The Indemnitees agree to provide LICENSEE with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to LICENSOR to defend against any such claim. The Indemnitees shall cooperate fully with LICENSEE in such defense and will permit LICENSEE to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of LICENSEE, if representation of such Indemnitee by the counsel retained by LICENSEE would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. LICENSEE agrees to keep LICENSOR informed of the progress in the defense and disposition of such claim and to consult with LICENSOR with regard to any proposed settlement.

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8.2 Insurance. LICENSEE shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect LICENSEE and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the state of North Dakota or an insurer preapproved by LICENSOR and the EERC, such approval not to be unreasonably withheld; (ii) shall list LICENSOR as an additional insured thereunder; (iii) shall be endorsed to include product liability coverage; and (iv) shall require thirty (30) days’ written notice to be given to LICENSOR prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, LICENSEE may self-insure subject to prior approval of LICENSOR. LICENSEE shall provide LICENSOR with Certificates of Insurance evidencing compliance with this Section. LICENSEE shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which LICENSEE or any ASSOCIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

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9. NO REPRESENTATIONS OR WARRANTIES.

EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR OR THE EERC MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE INTELLECTUAL PROPERTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, LICENSOR or the EERC make no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of LICENSOR or of a third party.

IN NO EVENT SHALL LICENSOR, THE EERC, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND ASSOCIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. ASSIGNMENT.

This Agreement is personal to LICENSEE and no rights or obligations may be assigned by LICENSEE without the prior written consent of LICENSOR. LICENSOR shall have the right to terminate this Agreement immediately upon written notice to LICENSEE upon a purchase of a majority of LICENSEE’s outstanding voting securities in a single transaction by a third party without LICENSOR’s prior written consent.

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11. GENERAL COMPLIANCE WITH LAWS..

11.1 Compliance with Laws. LICENSEE shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2 Export Control. LICENSEE and its ASSOCIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. LICENSEE hereby gives written assurance that it will comply with, and will cause its ASSOCIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its ASSOCIATES or SUBLICENSEES, and that it will indemnify, defend, and hold LICENSOR harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3 Nonuse of LICENSOR Name. LICENSEE and its ASSOCIATES and SUBLICENSEES shall not use the name of “Energy & Environmental Research Center,” “University of North Dakota,” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by LICENSOR, the EERC, or UND, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of LICENSOR and, where appropriate, UND. The foregoing notwithstanding, without the consent of LICENSOR, LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, LICENSEE shall mark, and shall cause its ASSOCIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that apply to such LICENSED PRODUCT.

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12. TERMINATION.

12.1 Voluntary Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to LICENSOR, such notice to state the date at least six (6) months in the future upon which termination is to be effective and (ii) upon payment of all amounts due to LICENSOR through such termination effective date.

12.2 Cessation of Business. If LICENSEE ceases to carry on its business related to this Agreement, LICENSOR shall have the right to terminate this Agreement immediately upon written notice to LICENSEE.

12.3 Termination for Default.

(a) Nonpayment. In the event LICENSEE fails to pay any amounts due and payable to LICENSOR hereunder and fails to make such payments within thirty (30) days after receiving written notice of such failure, LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

(b) Material Breach. In the event LICENSEE commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

12.4 Effect of Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 4, 8, 9, 13, and 14 and Sections 2.3 (confidentiality of TECHNICAL INFORMATION), 2.4 (use of TECHNICAL INFORMATION), 5.2 (obligation to provide final report and payment), 5.4, 11.1, 11.2, and 12.4.

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(b) Inventory. Upon the early termination of this Agreement, LICENSEE and its ASSOCIATES and SUBLICENSEES may complete and sell any work in progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) LICENSEE pays LICENSOR the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement and (ii) LICENSEE and its ASSOCIATES and SUBLICENSEES shall complete and sell all work in progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

(c) Pretermination Obligations. In no event shall termination of this Agreement release LICENSEE, ASSOCIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13. DISPUTE RESOLUTION.

13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

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13.3 Dispute Resolution Procedures.

(a)  Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement, (ii) the mediator notifies the parties in writing that they have reached an impasse, (iii) the parties agree in writing that they have reached an impasse, or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

(b)  Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve LICENSEE from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

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14. MISCELLANEOUS.

14.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to LICENSOR:	Energy & Environmental Research Center Foundation
15 North 23rd Street
Grand Forks, ND 58203
USA
Attention: President
Tel: (701) 777-5000
Fax: (701) 777-5181

If to LICENSEE:	Advanced Biomass Gasification Technologies, Inc.
202 South Wheeler Street
Plant City, Florida 33563
USA
Attention: President
Tel: (813) 754-4330
Fax: (813) 754-2383

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted, venued, and applied in accordance with the laws of the state of North Dakota, U.S.A., without regard to conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

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14.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, terrorism acts, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

14.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

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14.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is May 24, 2006.

ENERGY & ENVIRONMENTAL	ADVANCED BIOMASS GASIFICATION
RESEARCH CENTER FOUNDATION	TECHNOLOGIES, INC.

By: /s/ John MacFarlane	By: /s/ Joel Edelson
Name: John MacFarlane	Name: Joel Edelson
Title: President	Title: President

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APPENDIX A

List of Patent Applications and Know-How

I. United States Patents and Applications

a) U.S. provisional patent application “Method and Apparatus for Supply of Low-Btu Gas to an Engine Generator,” filed on March 9, 2006.
b) U.S. provisional patent application “Wet Solids Removal and Separation System from a Gasifier,” filed on March 9, 2006.

II. Know-How

Biomass Gasification System based on an Imbert gasifier of up to 10 megawatts thermal for the production of producer gas, heat, and electricity as outlined below. An Imbert gasifier is a closed-top downdraft gasifier where air is drawn in through nozzles around a throat located beneath a bed of incoming fuel.

In addition, any and all inventions, discoveries, computer software, or improvements developed under the Cooperative Research Agreement based on EERC Proposal No. 2006-0179 entitled “Development and Demonstration of Microgasification Technology,” by the LICENSEE and/or the EERC to the Biomass Gasification System in the FIELD will automatically become part of this Agreement under the grant and scope of the License, between the LICENSOR and the LICENSEE, at no additional cost to LICENSEE.

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The gasification process is described in Figure 1. The system includes automatic fuel feeding for biomass, a gasification reactor, gas cleanup, engine generator, and ash removal. Key aspects of the process represent the knowledge gained by the EERC that enables successful implementation of the process in a commercial setting.

1.	Automated Feed, Drying, and Handling of Biomass Fuels:
a.
Platform Feeder - The EERC has identified a supplier for a low-cost feeder with the ability to meter fuel to the gasifier. The design is unique in that it can handle a wide range of material size (4ft 2x4 cutoffs to sawdust) and moisture content (60%-0%). The EERC has suggested and implemented modifications to the Vendor (Kelly Ryan Equipment Co.), which are specific for handling wood. The primary changes include a belt-supplied cross conveyor versus the standard drag chain and custom dimensions for smaller-than-standard production. The changes in dimensions also include raising the unit to accommodate discharge to an inclined conveyor.

b.	Inclined Conveyor - The EERC works specifically with Rapat Corporation to supply belt conveyors for the process. These units are the most inexpensive and robust conveyors on the market.
c.	Lock hopper - Specific knowledge regarding the proper application of lock hopper design, gate valve design, level detection, and rotary valve selection has been developed by the EERC.
d.
Feed System Control - Through implementation, the EERC understands the proper application of PLC logic for feed system control and lock hopper control. Although relatively simple to implement by other entities, the EERC has a specific PLC code that considers all aspects of safety and maintenance. The code is developed beyond simple control and can diagnose the system providing error messages to the user for enhancement of maintenance and troubleshooting.

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2.	Gasifier:
a.	The gasifier is based on commercial units supplied by Ankur Scientific. The units are downdraft gasifiers referred to as closed-top or Imbert design.
b.
The EERC has invented a modification to the gasifier that enables the gasifier to operate using fine fuels such as sawdust. Previously, the Ankur WBG models were exclusive to chunky fuels such as cut 2x4 ends or cut tree limbs. Previously, wood chips or sawdust could not be processed in a WBG gasifier. The EERC’s invention includes a diverging cone-shaped section added to the inside of the hopper section of the gasifier. This section of the gasifier is located immediately above the air inlet nozzles or combustion zone. The inserted cone tapers from a 24” inlet at the top of the gasifier and expands downward toward the combustion zone to prevent bridging of material inside the cone.

3.	Gas Cleaning:
a.	The EERC has proved reliability of the wet scrubbing system through extensive testing. The EERC understands how to prevent plugging of the gas piping from condensation.

4.	Heat Exchange:
a.	The application and sizing of a closed-loop cooling tower for cooling scrubber water is understood. Cooling towers are typically not utilized by Ankur.
b.	The application of air-fin heat exchange is understood.

5.	Process Residuals:
a.
The EERC has conceptualized a system for continuous removal of charcoal and excess water from the system. The system utilizes an automated filter and continuous discharge system coupled to the gasifier and scrubber. Ankur Scientific’s char removal system is manual.

b.
The EERC has conceptualized options for safe disposal of process residuals within North America. The options include 1) discharge to municipal sewer treatment, 2) biological pretreatment, 3) activated carbon pretreatment, and 4) thermal oxidation.

c.	The EERC understands through experimental tests the proper application of pumps, tanks, and filters for successful handling of the mixed-phase process residuals.

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6.	Flare:
a.	The EERC constructs and configures a custom gas flare.

7.	Controls:
a.
The EERC has specific knowledge of electrical wiring schematics, hard-wired controls, and communication with data acquisition. The EERC can implement process control to any computer or hard-wired system.

8.	Engine Operation:
a.	The EERC has specific experimental knowledge of piston engine and turbine operation.
b.	The EERC has conceptualized a piston engine carburetion system for producer gas.

9.	Experimental Testing
a.	The EERC has applied continuous gas analysis and gas contaminant sampling according to European guidelines. The EERC understand the application of these performance measures to the process.
b.	The EERC has acquired full mass and energy balances for the process and understands specific performance measures.

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APPENDIX B
List of Countries (excluding United States) for which
PATENT RIGHTS Applications Will Be Filed, Prosecuted, and Maintained

CA, MX